Exhibit 10(e)(2)
CASH-SETTLED PERFORMANCE UNIT AWARD AGREEMENT
PURSUANT TO THE
COMTECH TELECOMMUNICATIONS CORP.
2000 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED
THIS CASH-SETTLED PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), is made effective as of [●], 2023 (the “Grant Date”), by and between Comtech Telecommunications Corp. (the “Company”) and [●] (the “Participant”).
WHEREAS, the Board of Directors of the Company (the “Board”) adopted, and the stockholders of the Company approved, the Comtech Telecommunications Corp. 2000 Stock Incentive Plan, as amended and restated (the “Plan”);
WHEREAS, pursuant to Section 3.2 of the Plan, the Committee appointed by the Company’s Board of Directors to administer the Plan (the “Committee”), wishes to grant to the Participant a Cash-Settled Performance Unit Award under Article X of the Plan that, following the achievement of the specified levels of performance, as set forth on the document titled “Performance Goals and Corresponding Earned Units” attached hereto as Appendix A (the “Performance Goals”), and, subject to the Participant’s continuing service with the Company or an Affiliate through the Final Certification Date (as defined below), may provide for the issuance of an amount in cash equal to (i) the number of Performance Units corresponding to the level of achievement of the Performance Goals (subject to accelerated earning, vesting and payment of such amount as specifically provided herein), multiplied by (ii) the Fair Market Value of a share of Common Stock on the business day immediately prior to the Final Certification Date; and
WHEREAS, the Performance Goals are intended to constitute “Performance Goals,” as set forth under the Plan.
NOW, THEREFORE, the Company and the Participant agree as follows:
1. Grant of Cash-Settled Performance Unit Award.  Subject to the restrictions, terms and conditions of the Plan and this Agreement, on the Grant Date, the Company awarded and granted to the Participant an award under Article X of the Plan with the designated target number of [TARGET PERFORMANCE UNITS] Performance Units (the “Target Performance Units”), which provides to the Participant a conditional right to earn the Target Performance Units, or a number of Performance Units for each Applicable Performance Period (as defined below) ranging from 0% to 200% of the Target Performance Units, by achievement of the designated levels of performance of each performance criteria as specified in the Performance Goals attached hereto as Appendix A, the earning of which would entitle the Participant to receive for each Performance Unit earned, in accordance with Section 2 below, an amount in cash equal to (i) the number of Performance Units corresponding to the level of achievement of the Performance Goals, multiplied by (ii) the Fair Market Value of a share of the Company’s Common Stock on the business day immediately prior to the Final Certification Date, subject to the provisions of Sections 3 and 4 below (the “Performance Unit Award”).
2. Certification Date.  Subject to the Participant’s not incurring a Termination of Employment prior to the Final Certification Date (except as otherwise specifically set forth in this Agreement), upon the Committee determining and certifying the achievement of the Applicable Performance Goals on each of the applicable Annual Certification Dates with respect to the performance period beginning on August 1, 2023 and ending on July 31, 2026 (the “Full Three-Year Performance Period”), the performance period commencing on August 1, 2023 and ending on July 31, 2024 (the “First Applicable Performance Period”), or the performance period beginning on August 1, 2023 and ending on July 31, 2025 (the “Second Applicable Performance Period,” and together with the Full Three-Year Performance Period and the First Applicable Performance Period, each an “Applicable Performance Period”), the Participant shall have the right to receive an amount equal to the Fair Market Value of one share of Common Stock as of the business day immediately prior to the Final Certification Date for each Performance Unit earned based on the level of attainment of the applicable Performance Goals for the Applicable Performance Period in accordance with Appendix A (such earned Performance Units, the “Earned Units”) during the Applicable Performance Period, subject to the Participant remaining employed through the applicable

Exhibit 10(e)(2)
Annual Certification Date, except as otherwise provided in Section 3.  The Committee shall certify the level of achievement of each of the Performance Goals no later than seventy-five (75) days following the end of the Applicable Performance Period (the date of each such certification the “Annual Certification Date,” and the date of the Annual Certification Date following the Full Three-Year Performance Period, the “Final Certification Date”). All Performance Units that do not become Earned Units following the Committee’s certification on the Final Certification Date under the terms hereof shall be forfeited on such Final Certification Date.
3. Death or Disability/Change in Control before the Final Certification Date; Effect of Terminations of Employment.
3.1. Death, Disability and Termination of Employment.
(i)   In the event of the Participant’s death or Disability prior to the Final Certification Date and prior to forfeiture of the Performance Units, the Performance Goals for the Full Three-Year Performance Period shall be deemed to be satisfied at a level equal to the greater of the designated Target Performance level or the Projected Performance Level (as defined in Appendix A) as of the date of such death or Disability, and the resulting number of Earned Units less Earned Units earned for a prior completed Applicable Performance Period (if any), together with the number of Earned Units earned for any previously completed Applicable Performance Period shall become fully vested and cash payments with respect thereto shall (subject to Plan Section 17.13) be distributed to the Participant or his or her beneficiary within sixty (60) days following the end of the fiscal quarter in which the Participant’s death or Disability occurs.  The term “Disability” shall have the meaning as set forth in Plan Section 2.14 treating the Performance Units as being subject to Code Section 409A, provided that a “Disability” shall be deemed to have occurred only if it qualifies as a disability within the meaning of Treasury Regulation Section 1.409A-1(e)(1).
(ii)  In the event of the Participant’s Termination of Employment without Cause (and other than due to death or Disability) on a date that is both prior to the Final Certification Date and prior to a 409A Change in Control occurring, the Participant shall earn for each Applicable Performance Period not completed on the date of the Termination of Employment a number of Earned Units (which shall not be less than zero) in an amount equal to: (I) the product of (x) the number of Performance Units the Participant would have earned based on (A) actual performance if the Participant’s Termination of Employment occurs during the First Applicable Performance Period, measured on the last day of the First Applicable Performance Period or (B) if the Participant’s Termination of Employment occurs after the First Applicable Performance Period, the projected achievement of each of the Performance Goals for the Applicable Performance Period which shall be calculated utilizing the actual achievement of the applicable portion of the Performance Goals and assuming the same level of performance through the end of the Applicable Performance Period, measured on the last day of the fiscal quarter in which the Termination of Employment occurs, times (y) a fraction, the numerator of which is the number of days during the Applicable Performance Period in which the Participant was employed, and the denominator of which is the number of days in the Applicable Performance Period; less (II) any Earned Units earned for any prior Applicable Performance Periods.  The resulting number of Earned Units (if any) plus the Earned Units previously earned for previously completed Applicable Performance Periods (if any), shall become fully vested and cash payments with respect thereto shall (subject to Plan Section 17.13) be distributed to the Participant in accordance with Section 4 hereof, subject to Participant’s timely execution and non-revocation of a release agreement prior to the Final Certification Date in a form required by the Company.
(iii) In the event of a Termination of Employment due to the Participant’s resignation for any or no reason on a date that is both prior to the Final Certification Date and prior to a 409A Change in Control occurring, the following provisions shall apply:
(a) If on the Grant Date, the Participant has ten or more years of qualifying service with the Company (as determined by the Committee in its sole discretion) (a “Qualifying Long-Term Employee”), any Earned Units earned with respect to any previously-completed Applicable Performance Period shall be forfeited and disregarded, and the Participant shall earn for the Full Three-Year Performance Period a number of Earned Units (which shall not be less than zero) in an amount equal to the product of (x) the number of

Exhibit 10(e)(2)
Performance Units the Participant would have earned based on the actual achievement of each of the Performance Goals for the Full Three-Year Performance Period if the Participant remained employed by the Company through the Final Certification Date, times (y) a fraction, the numerator of which is the number of days during the Full Three-Year Performance Period that the Participant was employed by the Company, and the denominator of which is 1,095. The resulting number of Earned Units (if any) shall become fully vested and cash payments with respect thereto shall (subject to Plan Section 17.13) be distributed to the Participant in accordance with Section 4 hereof, subject to Participant’s timely execution and non-revocation of a release agreement prior to the Final Certification Date in a form required by the Company.
(b) If on the Grant Date, the Participant is not a Qualifying Long-Term Employee, all Performance Units, including any Earned Units, shall be forfeited on the date of such Termination of Employment for no consideration.
(iv) In the event of a Termination of Employment for Cause, all Performance Units, including any Earned Units, shall be forfeited on the date of such Termination of Employment for Cause for no consideration.
3.2.   409A Change in Control.  In the event of a 409A Change in Control prior to the Final Certification Date, the Performance Goal for the Full Three-Year Performance Period shall be deemed to be satisfied at a level equal to the greater of the designated Target Performance level or the Projected Performance Level (as defined in Appendix A) as of the date of such 409A Change in Control, and the resulting number of earned Performance Units, less any previously Earned Units, shall be deemed to be Earned Units and shall become fully vested as of the 409A Change in Control (including in the case of a Participant whose employment terminated between the time of the 409A Change in Control and the Assumption Deadline (as defined below)) and all cash payments with respect to such vested Earned Units shall (subject to Plan Section 17.13 and any limitations under Section 409A of the Code) be distributed to the Participant within sixty (60) days following the end of the fiscal quarter in which the 409A Change in Control occurs; provided, that, if the payment of the Award upon the 409A Change in Control is not permitted under Section 409A, then the Award shall vest in accordance with this Section 3.2 and shall be settled as provided for in Section 4, subject to earlier settlement in accordance with Section 3.1 to the extent required to comply with Section 409A; provided further that, notwithstanding the foregoing, if the Committee reasonably determines in good faith but subject to and only in accordance with Section 409A of the Code, prior to the Assumption Deadline, that any Performance Units that are not Earned Units shall be honored or assumed, or new awards substituted therefor (each such honored, assumed or substituted Performance Units hereinafter called an "Alternative Performance Units"), by Participant's employer (or the parent or a subsidiary of such employer) by the Assumption Deadline, then no acceleration of earning or vesting shall occur with respect to the Performance Units solely due to such event, provided that, such Alternative Performance Units must meet the following criteria:
 (i) Each Alternative Performance Unit must be based on stock that is traded on an established securities market, or that will be so traded within 30 days after the 409A Change in Control, or provide for a cash payment not less than the cash value of the Performance Unit based on the highest consideration per share received by a holder of Common Stock in the transaction or series of transactions that gave rise to the 409A Change in Control;
 (ii) The Alternative Performance Units must provide such Participant with rights, terms, conditions and entitlements substantially equivalent to or better than the rights, terms, conditions and entitlements applicable under the Performance Units, including, but not limited to, an identical or better vesting schedule than applied prior to the 409A Change in Control;
 (iii)The Alternative Performance Unit must have economic value substantially equivalent to the value of each Performance Unit (such equivalent values to be determined as of the time of the 409A Change in Control);
 (iv) In furtherance of clause (ii) above, the performance goal applicable to the Alternative Performance Units (the “Alternative Performance Goal”) and the corresponding level at which Alternative Performance Units shall be earned must be determined by the Committee to be not less probable of being achieved than the Performance Goal immediately prior to the 409A Change in Control (assuming the

Exhibit 10(e)(2)
409A Change in Control had not occurred and assuming that the Company had incurred no expense in connection with the 409A Change in Control);
 (v) The Alternate Performance Units must be structured in a manner intended to comply with Section 409A of the Code to avoid any adverse tax consequences thereunder, to the extent applicable;
 (vi) The Alternative Performance Units shall provide that, in the event that, within two years following the 409A Change in Control and prior to the Final Certification Date, either the Participant has a Termination of Employment by his or her employer other than for Cause (with the result that immediately thereafter the Participant is not employed by such employer or its parent or other affiliates or that the Alternative Performance Units otherwise would be forfeited under their terms but for this provision), or if the Participant would be paid a CIC Payment under Section 3(b)(i) of the Company’s Change-in-Control Agreement upon a Termination of Employment by the Participant for “Good Reason” (however designated), or under any other agreement with the employer or its parent or other affiliates and Participant effects a Termination of Employment for such Good Reason, then the Alternative Performance Goal for the Full Three-Year Performance Period shall be deemed to be satisfied at the Maximum Performance level as of the date of such Termination of Employment, and the resulting number of earned Alternative Performance Units less any Performance Units previously earned for a completed Applicable Performance Period, which together with Earned Units previously earned for previously completed Applicable Performance Periods (if any) shall be the resulting Earned Units, shall become fully vested (to the extent not vested prior thereto) and cash payment with respect to such Earned Units shall be distributed to the Participant within five business days after such termination date.
 (vii) Any changes after the 409A Change in Control to the businesses the performance of which is measured under the Alternative Performance Goal, including but not limited to asset sales or dispositions, reorganizations, restructurings, acquisitions, or discontinuations of operations, that will or could have an adverse effect on the performance criteria under the Alternative Performance Goal during the Full Three-Year Performance Period shall be accompanied by adjustments to the Alternative Performance Goal so that such changes do not reduce the probability of the Performance Goal being achieved at the level that would have been obtained in the absence of such changes.
For purposes of this Section 3.2, the “Assumption Deadline” shall be the date of the 409A Change in Control if the Company had at least 20 days’ advance notice that the 409A Change in Control was anticipated to occur, and otherwise the Assumption Deadline shall be the date ten business days after the 409A Change in Control.
 The provisions of this Agreement supersede Plan Section 14.1(b).
4. Vesting of Earned Units and Cash Distribution. Subject to Section 3, Earned Units shall vest and cash payments due with respect thereto shall be distributed to the Participant on the Final Certification Date. Except as otherwise provided herein, there shall be no proportionate or partial vesting in the periods prior to the Final Certification Date and all vesting shall occur only on the Final Certification Date.
5. Dividend Equivalents. In the event that the Company declares and pays ordinary cash dividends on its outstanding Common Stock the record date for which is on or after the Grant Date and on or before the date of distribution of the cash payment with respect to the Earned Units, the Participant shall be credited, as of the dividend payment date, for each Performance Unit that is potentially earnable under this Agreement, a cash amount equivalent to the cash amount paid at that date on one share of Common Stock, under Section 10.3(e) of the Plan.  Such credited cash amount of dividend equivalents shall be earned and vested if and only if the related Performance Unit becomes earned and vested (i.e., it is forfeitable to the same extent as the related Performance Unit).  No interest will be credited on accrued dividend equivalents.  Dividend equivalents will be distributable at such time as the cash payments resulting from the earning and vesting of the Performance Units to which the dividend equivalents relate are distributed; provided, however, that the Company may withhold cash dividend equivalents to satisfy then applicable tax withholding obligations relating to cash payments with respect to the Earned Units under Section 10.

Exhibit 10(e)(2)
6. Detrimental Activity.  In the event the Participant engages in Detrimental Activity prior to, or during the one year period following the earlier of the Participant’s Termination of Employment or the Final Certification Date, the Committee may direct (at any time within one year thereafter) that all Performance Units shall be immediately forfeited to the Company and that the Participant shall pay over to the Company any cash amount paid to the Participant with respect to the Earned Units.
7. Restrictions on Transfer.  The Participant shall not sell, negotiate, transfer, pledge, hypothecate, assign, encumber, anticipate or otherwise dispose of the Performance Unit Award or Performance Units, and such Performance Unit Award and Performance Units shall not be subject to attachment or garnishment by creditors of Participant or Participant’s beneficiaries (if any), except as specifically permitted by the Plan and this Agreement, and only to the extent permitted under Code Section 409A.  Any attempted Transfer in violation of this Agreement and the Plan shall be void and of no effect.
8. Not an Employment Agreement.  Neither the execution of this Agreement nor the issuance of the Performance Unit Award or cash payments hereunder constitute an agreement by the Company to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement.
9. Power of Attorney.  The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  The Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof.  Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.
10. Withholding.  The Participant acknowledges that the Participant is solely responsible for all applicable foreign, federal, state, and local taxes with respect to the Performance Unit Award and the payments thereunder and cash payment to be made to Participant pursuant to the terms of this Award shall be reduced by an amount necessary to satisfy the applicable withholding taxes and required deductions. The Company will withhold taxes (e.g., federal, state and local taxes, including payroll taxes) in an amount at least equal to the statutory minimum taxes required to be withheld; provided, however, at the Participant’s advance election the participant may request the Company withhold additional amounts up to the Participant’s maximum individual tax rate in each relevant jurisdiction applicable to the Participant at such time of withholding.
11. Miscellaneous.
11.1. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which the Participant is employed to expressly assume and agree in writing to perform this Agreement.  Notwithstanding the foregoing, the Participant may not assign this Agreement.
11.2.  This award of the Performance Unit Award and the issuance of cash payments hereunder shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.  Performance Units and Earned Units shall be subject to adjustment in accordance with Section 4.2(b) of the Plan.  For clarity, ordinary dividends on Common Stock will not trigger adjustments to Performance Units and Earned Units, and any adjustments to Performance Units and Earned Units shall take into account dividend equivalents credited thereon under Section 5.

Exhibit 10(e)(2)
11.3.  The Participant agrees that the award of the Performance Unit Award under this Agreement and the issuance of a cash payment hereunder is special incentive compensation and that the Performance Unit Award (even if treated as compensation for tax purposes) will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.
11.4. No modification or waiver of any of the provisions of this Agreement that is material and adverse to the Participant shall be effective unless in writing and signed by the party against whom it is sought to be enforced.
11.5. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
11.6.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
11.7. All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice.  Notices to the Company shall be addressed to the Compensation Committee of the Board.
11.8. This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.
11.9. The right to receive each payment of Earned Units shall be treated as a separate award for purposes of Section 409A of the Code.
12. Rights as a Stockholder. The Participant shall have no rights as a stockholder pursuant to this Agreement.
13. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, Section 17.13 of the Plan (Section 409A of the Code), the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  The Plan is incorporated herein by reference.  A copy of the Plan has been delivered to the Participant.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, unless this Agreement expressly provides otherwise, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.
14. Agreement and Grant Not Effective Unless Accepted. By selecting the “Accept” button below you agree (i) to enter into this Agreement electronically, and (ii) to the terms and conditions of the Agreement. Until you select the “Accept” button below, this Award shall not be effective. If you do not select the “Accept” button within 14 days from the date the Agreement is made available to you electronically this Award may be null and void at the sole discretion of the Company.

Exhibit 10(e)(2)

Address	COMTECH TELECOMMUNICATIONS CORP.

Employee Number

Grant Name

Exhibit 10(e)(2)
APPENDIX A
CASH-SETTLED PERFORMANCE UNIT AWARD AGREEMENT
Performance Goal and Corresponding Earned Performance Units
Under the Comtech Telecommunications Corp.
2000 Stock Incentive Plan, as Amended
Fiscal 2024 -2026 Performance Period
The Participant shall earn Performance Units in accordance with the provisions set forth below, with any earned Performance Units constituting Earned Units under the Participant’s Cash-Settled Performance Unit Award Agreement of which this Appendix is a part (the “Performance Unit Agreement”). Capitalized terms in this Appendix shall have the meanings as defined in the Performance Unit Agreement.
Participant’s Target Performance Units will be allocated to the Performance Goals (as defined below) as follows:
1)Revenue Units. 1/3 of the Participant’s Target Performance Units will be allocated to the Company’s achievement of GAAP Revenue (as defined below) (“Revenue Units”);
2)EBITDA Units. 1/3 of the Participant’s Target Performance Units will be allocated to the Company’s achievement of Adjusted EBITDA (as defined below) (“EBITDA Units”); and
3)TSR Units. 1/3 of the Participant’s Target Performance Units will be allocated to the Company’s achievement of TSR (as defined below) (“TSR Units”).
The number of Performance Units earned by Participant for the Full Three-Year Performance Period shall be determined as of July 31, 2026, as follows:
•The Revenue Units may be earned based on the Company’s cumulative GAAP revenues in fiscal years 2024-2026 as reflected in the Company’s annual financial statement for the Applicable Performance Period (“GAAP Revenue”);
•The EBITDA Units may be earned based on the Company’s Adjusted EBITDA for fiscal years 2024-2026; and
•The TSR Units may be earned based on the Company’s achievement of TSR for fiscal years 2024-2026 (TSR, together with Adjusted EBITDA and GAAP Revenue, the “Performance Goals”).

Performance Criteria for Full Three-Year Performance Period	Threshold	Target	Maximum
Fiscal 2024-2026 GAAP Revenue
Fiscal 2024-2026 Adjusted EBITDA
Fiscal 2024-2026 TSR

Exhibit 10(e)(2)

Notwithstanding the foregoing, the earning of the Performance Units shall accelerate (reducing the number of unearned Performance Units) prior to the end of the Full Three-Year Performance Period determined as of July 31, 2024 and July 31, 2025, respectively, as follows:

33% of the Revenue Units, EBITDA Units, and TSR Units shall be subject to accelerated earning based on the following grid:

Performance Criteria for First Applicable Performance Period	Threshold	Target	Maximum
Fiscal 2024 GAAP Revenue
Fiscal 2024 Adjusted EBITDA
Fiscal 2024 TSR

Up to a total of 66% of the Revenue Units, EBITDA Units and TSR Units shall be subject to accelerated earning based on the following grid:

Performance Criteria for Second Applicable Performance Period	Threshold	Target	Maximum
Fiscal 2024-2025 GAAP Revenue
Fiscal 2024-2025 Adjusted EBITDA
Fiscal 2024-2025 TSR

Participant shall earn 50% of the applicable percentage of eligible Target Performance Units for “Threshold Performance,” 100% of the applicable percentage of eligible Target Performance Units for “Target Performance,” and 200% of the applicable percentage of eligible Target Performance Units for “Maximum Performance.” Participant shall earn 0% of the applicable percentage of eligible Target Performance Units for performance that is less than Threshold Performance. In the event of achievement of a Performance Goal between performance levels, the number of Earned Units will be determined based upon linear interpolation. In calculating the number of Earned Units for the Full Three-Year Performance Period or for the Second Applicable Performance Period, the number of Earned Units, and the Performance Units deemed earned with respect to the prior Applicable Performance Period(s) will be subtracted.

For purposes of this Appendix A, “Adjusted EBITDA”  shall be calculated as earnings before interest, income taxes, depreciation and amortization of intangibles, stock-based compensation, costs associated with exit or disposal activities under FASB ASC Topic 420, impairment loss on goodwill or long-lived intangibles under FASB ASC Topics 350 and 360, expenses relating to a potential or actual Change in Control (as defined in Section 14.2 of the Plan), including expenses associated with an actual or potential proxy contest, expenses in connection with a potential or actual purchase business combination, including the write-off of purchased in-process research and development under FASB ASC Topic 805, or other related accounting literature, expenses

Exhibit 10(e)(2)
associated with termination of employees under FASB ASC Topics 420, 712, or 715, or other related accounting literature, any adjustment to income before provision of income taxes as required by adoption of a new accounting standard, and any extraordinary item. Adjusted EBITDA shall be calculated in a manner consistent with the adjusted EBITDA non-GAAP operating metric used by management in assessing the Company's operating results.

For Purposes of this Appendix A, “Comparison Group” means the Company and each other company in the S&P 600 as of the Grant Date. Companies shall be removed from the Comparison Group if they cease to be publicly traded during the Applicable Performance Period (other than due to bankruptcy);

For purposes of this Appendix A, “TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, meaning stock price appreciation from the beginning to the end of the Applicable Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are deemed reinvested, as of the ex-dividend date, in the common stock of the Company or any company in the Comparison Group) during the Applicable Performance Period, expressed as a percentage return. For purposes of computing TSR, the stock price at the beginning and end of the Applicable Performance Period will be the average price of a share of common stock over the 20 trading days ending on the first or last day of the Applicable Performance Period, as applicable, adjusted for changes in capital structure; provided, however, that TSR will be negative one hundred percent (-100%) if a company: (i) filed for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.

The number of Performance Units earned based on TSR shall be determined by the Board or its designee as follows:
1.For the Company and for each other company in the Comparison Group, the Board shall determine the TSR for the Applicable Performance Period;
2.The Board shall rank the TSR values by ordering the Comparison Group members (plus the Company if the Company is not one of the Comparison Group members at the time) from highest to lowest based on TSR for the Applicable Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. In determining the Company’s TSR percentile rank for the Applicable Performance Period, in the event that the Company’s TSR for the Applicable Performance Period is equal to the TSR(s) of one or more other Comparison Group members for the same period, the Company’s TSR percentile ranking will be determined by ranking the Company’s TSR for that period as being greater than such other Comparison Group members. After this ranking, the TSR percentile rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:

TSR Percentile Rank = [(N-R)/(N-1)] X 100

Where “N” represents the number of Comparison Group members for the relevant Applicable Performance Period (plus the Company if the Company is not one of the Comparison Group members for that Applicable Performance Period).

Where “R” represents the Company’s ranking among the Comparison Group members (plus the Company if the Company is not one of the Comparison Group members for the Applicable Performance Period).

Exhibit 10(e)(2)

For example, if the Company ranks seventh and there are sixteen companies in the Comparison Group (including the Company), the Company’s percentile rank will be 60%, which is equal to [(16-7)/(16-1)] X 100.
3.The Board shall plot the percentile rank for the Company determined in the second step above into the appropriate percentage rank listed in the table above and determine the number of shares earned, if any, as a percent of target.

Notwithstanding the foregoing, if the Company’s absolute TSR is negative over any Applicable Performance Period, payout shall not exceed 100% of the applicable percentage of eligible Target Performance Units for such Applicable Performance Period.

In connection with the death or Disability of the Participant or 409A Change in Control of the Company during the Full Three-Year Performance Period, the Committee shall (if required by the Performance Unit Agreement) calculate a “Projected Performance Level” as the level of performance that would have been achieved over the Full Three-Year Performance Period if the rate of performance of each performance criteria from the beginning of the Full Three-Year Performance Period through the end of the fiscal quarter in which the Participant’s death or Disability or the 409A Change in Control occurred had been sustained through the remaining fiscal quarters of the Full Three-Year Performance Period. If such death or Disability of the Participant or 409A Change in Control occurs after the Full Three-Year Performance Period but prior to the Final Certification Date, the Projected Performance Level shall be the actual performance level achieved for the Full Three-Year Performance Period.

Determinations of the Committee regarding the level of achievement of the GAAP Revenue goals, the Adjusted EBITDA goals, and the TSR goals (including in connection with determining a Projected Performance Level), and the resulting Performance Units earned, and related matters, will be final and binding on the Participant.